                                                                     EXHIBIT 3.1

                              AMENDED AND RESTATED
                              DECLARATION OF TRUST
                                       OF
                             AMRESCO CAPITAL TRUST


         The undersigned, acting as the Trust Managers of a real estate investment trust under the Texas Real Estate Investment Trust Act, as amended (the "Texas REIT Act"), hereby adopt the following Amended and Restated Declaration of Trust (this "Declaration of Trust").

                                   ARTICLE I

         The name of the trust (the "Trust") is "AMRESCO Capital Trust." An assumed name certificate setting forth such name has been filed in the manner prescribed by law.

                                   ARTICLE II

         The Trust is formed pursuant to the Texas REIT Act and has the following as its purpose and powers:

         To purchase, hold, lease, manage, sell, exchange, develop, subdivide and improve real property and interests in real property, and in general, to carry on any other business and do any other acts in connection with the foregoing and to have and exercise all powers conferred by the laws of the State of Texas upon real estate investment trusts formed under the Texas REIT Act, and to do any or all of the things hereafter set forth to the same extent as natural persons might or could do. The term "real property" and the term "interests in real property" for the purposes stated herein shall not include severed mineral, oil or gas royalty interests.

         The Trust shall have all of the powers granted to real estate investment trusts by the Texas REIT Act (including, without limitation, the power to lend money for its trust purposes, invest and reinvest its funds, and to take and hold real and personal property as security for the payment of funds so loaned or invested) and all other powers necessary or appropriate to promote, effect and attain the purposes for which the Trust is organized.

                                  ARTICLE III

         The address of the Trust's initial principal office and place of business is 700 North Pearl Street, Suite 2400, Dallas, Texas 75201. The address of the Trust's registered office is 700 North Pearl Street, Suite 2400, Dallas, Texas 75201 and the name of its registered agent at that address is Michael L. McCoy, Esq.


                                   ARTICLE IV

         The names and business mailing addresses of the initial Trust Managers are as follows:

Name                                 Mailing Address
----                                 ---------------


Robert L. Adair III                  700 North Pearl Street
                                     Suite 2400, LB 342
                                     Dallas, Texas   75201-7424

Robert H. Lutz, Jr.                  700 North Pearl Street
                                     Suite 2400, LB 342
                                     Dallas, Texas   75201-7424

Mark D. Gibson                       700 North Pearl Street
                                     Suite 2400, LB 342
                                     Dallas, Texas   75201-7424




                                   ARTICLE V

         The period of the Trust's duration is perpetual. The Trust may be sooner terminated by the vote of the holders of at least a two-thirds (2/3) majority of the voting power of the outstanding Shares.

                                   ARTICLE VI

         The Trust Managers shall manage the money or property received for the issuance of Shares for the benefit of the shareholders of the Trust.

         Subject to any express limitations contained in this Declaration of Trust or in the Bylaws of the Trust (the "Bylaws"), (a) the business and affairs of the Trust shall be managed under the direction of the Board of Trust Managers (the "Board") and (b) the Board shall have full, exclusive and absolute power, control and authority over any and all property of the Trust. The Board may take any action as in its sole judgment and discretion is necessary or appropriate to conduct the business and affairs of the Trust.
This Declaration of Trust shall be construed with the presumption in favor of the grant of power and authority to the Board. Any construction of this Declaration of Trust or determination made in good faith by the Board concerning its powers and authority hereunder shall be conclusive. The enumeration and definition of particular powers of the Trust Managers included in this Declaration of Trust or in the Bylaws shall in no way be limited or restricted by reference to or inference from the terms of this or any other provision of this Declaration of Trust or the Bylaws or construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board or the Trust Manager under the general laws of the State of Texas or any other applicable laws.

         The Board, without any action by the shareholders of the Trust, shall have and may exercise, on behalf of the Trust, without limitation, the power to adopt, amend and repeal Bylaws; to elect officers in the manner prescribed in the Bylaws; to solicit proxies from holders of Shares; and to do any other acts and deliver any other documents necessary or appropriate to the foregoing powers.

         The number of Trust Managers initially shall be three (3), which number may be increased or decreased pursuant to the Bylaws. The names and addresses of the Trust Managers who shall serve until the first annual meeting of shareholders and until their successors are duly elected and qualified are:


Name                                 Mailing Address
----                                 ---------------

Robert L. Adair III                  700 North Pearl Street
                                     Suite 2400, LB 342
                                     Dallas, Texas   75201-7424

Robert H. Lutz, Jr.                  700 North Pearl Street
                                     Suite 2400, LB 342
                                     Dallas, Texas   75201-7424

Mark D. Gibson                       700 North Pearl Street
                                     Suite 2400, LB 342
                                     Dallas, Texas   75201-7424

The Trust Managers may increase the number of Trust Managers and fill any vacancy, whether resulting from an increase in the number of Trust Managers or otherwise, on the Board prior to the first annual meeting of shareholders in the manner provided in the Bylaws.

         Immediately after the Initial Public Offering, the Board shall be divided into three (3) classes, each class to consist as nearly as possible of one-third (1/3) of the Trust Managers. The term of office of one (1) class of Trust Managers shall expire each year. The initial term of office of the Class I, Class II and Class III Trust Managers shall expire at the 1999, 2000 and 2001 annual meeting of shareholders, respectively. Commencing with the 1998 annual meeting of shareholders, the Trust Managers of the class elected at each annual meeting of shareholders shall hold office for a term of three (3) years. Notwithstanding the foregoing or any other provisions of this Article VI, if no successor Trust Manager is elected, the existing Trust Manager shall remain in office, and his term shall be extended, until the Trust Managers' successor is elected.

         The Trust Managers for the class of Trust Managers whose term is expiring at such annual meeting shall be elected at the annual meeting of the shareholders by the affirmative vote of the holders of a majority of the Shares outstanding and entitled to vote for the election of Trust Managers. A Trust Manager may be removed by the vote of the holders of two-thirds (2/3) of the outstanding Shares at a special meeting of the shareholders called for such purpose or as otherwise provided in the Bylaws. Cumulative voting for the election of Trust Managers is prohibited.

         Each Trust Manager shall serve until his successor is elected and qualified or until his death, retirement, resignation or removal. In the event of any increase or decrease in the authorized number of Trust Managers, each Trust Manager then serving as such shall nevertheless continue as a Trust Manager until the expiration of his current term, or his prior death, retirement, resignation or removal. Any Trust Manager may resign by written notice to the Board, effective upon execution and delivery to the Trust of such written notice or upon any future date specified in the notice. Subject to the rights of the holders of one (1) or more classes or series of Preferred Shares to elect one (1) or more Trust Managers, a Trust Manager may be removed at any time, only for cause, at a meeting of the shareholders, by the affirmative vote of the holders of not less than two-thirds (2/3) of the Shares then outstanding and entitled to vote generally in the election of Trust Managers.

         Notwithstanding anything herein to the contrary, at all times (except during a period not to exceed sixty (60) days following the death, resignation, incapacity or removal from office of a Trust Manager prior to expiration of the Trust Manager's term of office), a majority of the Board shall be comprised of persons who are not affiliated with any officers or employees of the Trust or Affiliates of (i) any subsidiary of the Trust or (ii) any partnership which is an Affiliate of the Trust (each such Person serving on the Board being an "Independent Trust Manager"). Amendment or repeal of this provision shall require the affirmative vote of two-thirds (2/3) of the Trust Managers or two-thirds (2/3) of the outstanding Shares entitled to vote on the matter.

                                  ARTICLE VII

         The aggregate number of Shares of beneficial interest which the Trust shall have authority to issue is two hundred million (200,000,000) common shares, par value $.01 per share ("Common Shares"), and fifty million (50,000,000) preferred shares, par value $.01 per share ("Preferred Shares"). All of the Common Shares shall be equal in all respects to every other such Common Share, and shall have no preference, conversion, exchange or preemptive rights.

         The Trust may issue one (1) or more series of Preferred Shares, each such series to consist of such number of Shares as shall be determined by resolution of the Trust Managers creating such series. The Preferred Shares of each such series shall have such designations, preferences, conversion, exchange or other rights, participations, voting powers, options, restrictions, limitations, special rights or relations, limitations as to dividends, qualifications or terms, or conditions of redemption thereof, as shall be stated and expressed by the Trust Managers in the resolution or resolutions providing for the issuance of such series of Preferred Shares pursuant to the authority to do so which is hereby expressly vested in the Trust Managers.

         Except as otherwise specifically provided in any resolution or resolutions of the Trust Managers providing for the issuance of any particular series of Preferred Shares, the number of Shares of any such series so set forth in such resolution or resolutions may be increased or decreased (but not below the number of Shares of such series then outstanding) by a resolution or resolutions likewise adopted by the Trust Managers.

         Except as otherwise specifically provided in any resolution or resolutions of the Trust Managers providing for the issuance of any particular series of Preferred Shares, Preferred Shares redeemed or otherwise acquired by the Trust shall assume the status of authorized but unissued Preferred Shares and shall be unclassified as to series and may thereafter, subject to the provisions of this Article VII and to any restrictions contained in any resolution or resolutions of the Trust Managers providing for the issuance of any such series of Preferred Shares, be reissued in the same manner as other authorized but unissued Preferred Shares.

         Except as otherwise specifically provided in any resolution or resolutions of the Trust Managers providing for the issuance of any particular series of Preferred Shares, holders of Preferred Shares shall have no preemptive rights.

         Except as otherwise specifically required by law or this Declaration of Trust or as specifically provided in any resolution or resolutions of the Trust Managers providing for the issuance of any particular series of Preferred Shares, the exclusive voting power of the Trust shall be vested in the Common Shares. Each Common Share entitles the holder thereof to one vote at all meetings of the shareholders of the Trust.

                                  ARTICLE VIII

         The Trust shall issue Shares only for a tangible or intangible benefit to the Trust, including cash, promissory notes, services performed, contracts for services to be performed or other securities of the Trust.

                                   ARTICLE IX

         The Trust will not commence business until it has received for the issuance of Shares consideration of at least $1,000 value, consisting of any tangible or intangible benefit to the Trust, including cash, promissory notes, services performed, contracts for services to be performed or other securities of the Trust.

                                   ARTICLE X

          The Trust shall not engage in any activities beyond the scope of the purpose of a REIT formed pursuant to the Texas REIT Act, as such purpose is set forth in Article II hereof and in the Texas REIT Act.

                                   ARTICLE XI

         (a) The affirmative vote of the holders of not less than 80% of the outstanding Shares, including the affirmative vote of the holders of not less than 50% of the outstanding Shares not owned, directly or indirectly, by any Related Person, shall be required for the approval or authorization of any Business Combination; provided, however, that the 50% voting requirement referred to above shall not be applicable if the Business Combination is approved by the affirmative vote of the holders of not less than 90% of the outstanding Shares; provided further, that neither the 80% voting requirement nor the 50% voting requirement referred to above shall be applicable if:

                 (i) The Trust Managers by a vote of not less than 80% of the Trust Managers then holding office (A) have expressly approved in advance the acquisition of the Shares that caused the Related Person to become a Related Person or (B) have expressly approved the Business Combination prior to the date on which the Related Person involved in the Business Combination become a Related Person;

                 (ii) The Business Combination is solely between the Trust and another corporation, partnership or other entity, 100% of the voting stock or interests of which is owned directly or indirectly by the Trust;

                 (iii) The Business Combination is proposed to be consummated within one (1) year of the consummation of a Fair Tender Offer by the Related Person in which Business Combination the cash or Fair Market Value of the property, securities or other consideration to be received per Share by all remaining holders of Shares in the Business Combination is not less than the price offered in the Fair Tender Offer;

                 (iv) All of conditions (A) through (D) of this subparagraph (iv) of Article XI shall have been met: (A) if and to the extent permitted by law, the Business Combination is a merger or consolidation, consummation of which is proposed to take place within one (1) year of the date of the transaction pursuant to which such Person became a Related Person and the cash or Fair Market Value of the property, securities or other consideration to be received per Share by all remaining holders of Shares in the Business Combination is not less than the Fair Price; (B) the consideration to be received by such holders is either cash or, if the Related Person shall have acquired the majority of its holdings of Shares for a form of consideration other than cash, in the same form of consideration with which the Related Person acquired such majority; (C) after such Person has become a Related Person and prior to consummation of such Business
         Combination: (1) there shall have been no reduction in the annual rate of dividends, if any, paid per Share on the Shares (adjusted as appropriate for recapitalizations and for Share splits, reverse Share splits and Share dividends), except any reduction in such rate that is made proportionately with any decline in the Trust's net income for the period for which such dividends are declared, and, except as approved by a majority of the Continuing Trust Managers, and (2) such Related Person shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Trust prior to the consummation of such Business Combination (other than in connection with financing a Fair Tender Offer); and (D) a proxy statement that conforms in all respects with the provisions of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations thereunder (or any subsequent provisions replacing the Exchange Act or the rules or regulations thereunder) shall be mailed to holders of the Shares at least thirty (30) days prior to the consummation of the Business Combination for the purpose of soliciting shareholder approval of the Business Combination; or

                 (v) The Rights (as defined in paragraph (b) of this Article XI) shall have become exercisable.

         (b) If a Person has become a Related Person and within one year after the date (the "Acquisition Date") of the transaction pursuant to which the Related Person became a Related Person (x) a Business Combination meeting all of the requirements of subparagraph (iv) of the proviso to paragraph (a) of this Article XI regarding the applicability of the 80% voting requirement shall not have been consummated, (y) a Fair Tender Offer shall not have been consummated and (z) the Trust shall not have been dissolved and liquidated, then, in such event the Beneficial Owner of each Share (not including Shares Beneficially Owned by the Related Person) shall have the right (individually a "Right" and collectively the "Rights"), which may be exercised subject to the provisions of paragraph (d) of this Article XI, commencing at the opening of business on the one-year anniversary date of the Acquisition Date and continuing for a period of ninety (90) days thereafter, subject to extensions as provided in paragraph (d) of this Article XI (the "Exercise Period"), to sell to the Trust on the terms set forth herein one (1) Share upon exercise of such Right. Within five (5) Business Days after the commencement of the Exercise Period, the Trust shall notify the Beneficial Owners of the commencement of the Exercise Period, specifying therein the terms and conditions for exercise of the Rights. During the Exercise Period, each certificate representing Shares Beneficially Owned (a "Certificate") shall also represent the number of Rights equal to the number of Shares represented thereby and the surrender for Transfer of any number of Shares represented thereby and the surrender for Transfer of any Certificate shall also constitute the Transfer of the Rights represented by such Shares. At 5:00 P.M., Dallas, Texas time, on the last day of the Exercise Period, each Right not exercised shall become void, all rights in respect thereof shall cease as of such time and the Certificates shall no longer represent Rights.

         (c) The purchase price for a Share upon exercise of an accompanying Right shall be equal to the then-applicable Fair Price paid by the Related Person (plus, as an allowance for interest, an amount equal to the prime rate of interest of NationsBank of Texas, N.A., or such other bank as may be selected by the Trust Managers from time to time, as in effect from time to time from the Acquisition Date until the date of the payment for such Share but less the amount of any cash and the Fair Market Value of any property or securities distributed with respect to such Shares as dividends or otherwise during such time period), pursuant to the exercise of the Right relating thereto. In the event the Related Person shall have acquired any of its holdings of the

Shares for a form of consideration other than cash, the value of such other consideration shall be the Fair Market Value thereof.

         (d) Notwithstanding the foregoing in paragraph (b) of this Article XI, the Exercise Period will be deferred in the event (a "Deferral Event") that the Trust is otherwise prohibited under applicable law from repurchasing Shares pursuant to the Rights. In the event the Exercise Period is deferred, or if at any time the Trust reasonably anticipates that a Deferral Event will exist, the Trust will, as soon as practicable, notify the Beneficial Owners. If at the end of any fiscal quarter the Deferral Event ceases to exist, notice shall be given to the Beneficial Owners of the commencement of the deferred Exercise Period, which Exercise Period shall commence no sooner than fifteen (15) days nor more than forty-five (45) days from the date of such notice and which shall continue in effect for a period of time equal in duration to the previously unexpired portion of the Exercise Period. Notwithstanding any other provision of this Declaration of Trust to the contrary, during the Exercise Period (including during the existence of any Deferral Event), neither the Trust nor any subsidiary may declare or pay any dividend or make any distribution on its Shares or to its shareholders (other than dividends or distributions payable in its Shares or, in the case of any subsidiary, dividends payable to the Trust) or purchase, redeem or otherwise acquire or retire for value, or permit any subsidiary to purchase or otherwise acquire for value, any Shares if, upon giving effect to such dividend, distribution, purchase, redemption, or other acquisition or retirement, the aggregate amount expended for all such purposes (the amount expended for such purposes, if other than in cash, to be determined by a majority of the Continuing Trust Managers, whose determination shall be conclusive) would prejudice the ability of the Trust to satisfy its maximum obligation to purchase Shares upon exercise of the Rights; provided, however, that the Trust may declare and pay dividends during the Exercise Period if, but only to the extent, necessary to maintain the Trust's status as a real estate investment trust in accordance with Sections 856 through 860 of the Code and applicable Treasury Regulations.

         (e) Rights may be exercised upon surrender to the Trust's principal Transfer agent (the "Transfer Agent") at its principal office, or such other office as may be determined from time to time by the Trust Managers, of the Certificate or Certificates evidencing the Shares to be tendered for purchase by the Trust, together with the form on the reverse thereof completed and duly signed in accordance with the instructions thereon. In the event that a Beneficial Owner shall tender a Certificate which represents greater than the number of Shares which the Beneficial Owner elects to require the Trust to purchase upon exercise of the Rights, the Beneficial Owner shall designate on the reverse side of such Certificate the number of Shares to be sold from such Certificate. The Transfer Agent shall thereupon issue a new Certificate or Certificates for the balance of the number of Shares not sold to the Trust, which new

Certificate or Certificates shall also represent Rights for an equivalent number of Shares.

         (f) The affirmative vote of the holders of not less than 80% of the outstanding Shares, including the affirmative vote of the holders of not less than 50% of the outstanding Shares not owned, directly or indirectly, by any Related Person (such 50% voting requirement shall not be applicable if such amendment, alteration, change, repeal or rescission is approved by the affirmative vote of not less than 90% of the outstanding Shares) shall be required to amend, alter, change, repeal or rescind, or adopt any provisions inconsistent with this Article XI.

                                  ARTICLE XII

         The Board may authorize the issuance from time to time of Shares of any class or series, whether now or hereafter authorized, or securities or rights convertible into Shares of any class or series, whether now or hereafter authorized, for consideration consisting of any tangible or intangible benefit to the Trust (including, without limitation, cash, property, services performed, contracts for services to be performed or other securities of the Trust) as the Board may deem advisable (or without consideration in the case of a Share split or Share dividend), subject to such restrictions or limitations and exceptions, if any, as may be set forth in this Declaration of Trust, the Bylaws or the Texas REIT Act.

         The Board may from time to time authorize and declare to shareholders such dividends or distributions, in cash or other assets of the Trust or in securities of the Trust or from any other source as the Board in its discretion shall determine. The Board shall endeavor to authorize and declare such dividends and distributions as shall be necessary for the Trust to qualify as a real estate investment trust under the Code; however, shareholders shall have no right to any dividend or distribution unless and until authorized and declared by the Board. The exercise of the powers and rights of the Board pursuant to this Article XII shall be subject to the provisions of any class or series of Shares at the time outstanding. Notwithstanding any other provision in this Declaration of Trust, no determination shall be made by the Board nor shall any transaction be entered into by the Trust which would cause any Shares or other beneficial interest in the Trust not to constitute "transferable shares" or "transferable certificates of beneficial interest" under Section 856(a)(2) of the Code or which would cause any distribution to constitute a preferential dividend as described in Section 562(c) of the Code.

         The Trust Managers may from time to time authorize, and the Trust may make distributions on its outstanding Shares in cash, in property or in its Shares, except that no distribution shall be made if (i) after giving effect to the distribution, the Trust would be insolvent or (ii) the distribution exceeds the surplus of the Trust, except as set forth in the Texas REIT Act.

         All Shares shall be personal property entitling the shareholders only to those rights provided in this Declaration of Trust. The shareholders shall have no interest in the property of the Trust and shall have no right to compel any partition, dividend or distribution of the Trust or of the property of the Trust. The death of a shareholder shall not terminate the Trust. The Trust is entitled to treat as shareholders only those Persons in whose names Shares are registered as holders of Shares on the beneficial interest ledger of the Trust.

         The Trust may, without the consent or approval of any shareholder, issue fractional Shares, eliminate a fraction of a Share by rounding up or down to a full Share, arrange for the disposition of a fraction of a Share by the Person entitled to it, or pay cash for the fair value of a fraction of a Share.


                                  ARTICLE XIII

         A holder of Shares, an owner of any beneficial interest in Shares, or a subscriber for Shares whose subscription has been accepted is not under an obligation to the Trust or to its obligees, with respect to the Shares, other than the obligation to pay to the Trust the full amount of the consideration for which the Shares were or are to be issued; with respect to any contractual obligation of the Trust, on the basis that the Beneficial Owner, owner, or subscriber is or was the alter ego of the Trust, or otherwise or on the basis of actual fraud or constructive fraud, a sham to perpetrate a fraud, or other similar theory, unless the obligee demonstrates that the Beneficial Owner, owner or subscriber caused the Trust to be used for the purpose of perpetrating and did perpetrate an actual fraud on the obligee primarily for the direct personal benefit of the Beneficial Owner, owner or subscriber; or, with respect to any obligation of the Trust, on the basis of the failure of the Trust to observe any formality, including the failure to comply with any requirement of the Texas REIT Act, this Declaration of Trust or the Bylaws or to observe any requirement prescribed by the Texas REIT Act, this Declaration of Trust or the Bylaws for acts taken by the Trust, its Trust Managers or its shareholders.

                                  ARTICLE XIV

         (a) The Trust shall indemnify every Indemnitee against all judgments, penalties (including excise and similar taxes), fines, amounts paid in settlement and reasonable expenses actually incurred by the Indemnitee in connection with any Proceeding in which he was, is or is threatened to be named defendant or respondent, or in which he was or is a witness without being named a defendant or respondent, by reason, in whole or in part, of his serving or having served, or having been nominated or designated to serve, in any of the capacities that qualify the named defendant or respondent as an Indemnitee, to the fullest extent that indemnification is permitted by Texas law in accordance with the Bylaws. An Indemnitee shall be deemed to have been found liable in respect of any claim, issue or matter only after the Indemnitee shall have been so adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom. Reasonable expenses shall include, without limitation, all court costs and all fees and disbursements of attorneys for the Indemnitee.

         (b) Without limitation of this paragraph (b) of Article XIV and in addition to the indemnification provided for in this paragraph (b) of Article XIV, the Trust shall indemnify every Indemnitee against reasonable expenses incurred by such Person in connection with any Proceeding in which he is a witness or a named defendant or respondent because he served in any of the capacities referred to in paragraph (a) of this Article XIV, if such Person has been wholly successful, on the merits or otherwise, in defense of the Proceeding.

         (c) Reasonable expenses (including court costs and attorneys' fees) incurred by an Indemnitee who was or is a witness or was, is or is threatened to be made a named defendant or respondent in a Proceeding shall be paid or reimbursed by the Trust at reasonable intervals in advance of the final disposition of such Proceeding after receipt by the Trust of a written affirmation from the Indemnitee of his good faith belief that he has met the standard of conduct necessary for indemnification under this Article XIV and a written undertaking by or on behalf of such Indemnitee to repay the amount paid or reimbursed by the Trust if it shall ultimately be determined that he is not entitled to be indemnified by the Trust as authorized in this Article XIV.
Such written undertaking shall be an unlimited general obligation of the Indemnitee but need not be secured and it may be accepted without reference to financial ability to make repayment. Notwithstanding any other provision of this Article XIV, the Trust may pay or reimburse expenses incurred by an Indemnitee in connection with his appearance as a witness or other participation in a Proceeding at a time when he is not named a defendant or respondent in the Proceeding.

         (d) The indemnification provided by this Article XIV shall (i) not be deemed exclusive of, or to preclude, any other rights to which those seeking indemnification may at any time be entitled under the Bylaws, any law, agreement or vote of shareholders or disinterested Trust Managers, or otherwise, or under any policy or policies of insurance purchased and maintained by the Trust on behalf of any Indemnitee, both as to action in his Official Capacity and as to action in any other capacity, (ii) continue as to a Person who has ceased to be in the capacity by reason of which he was an Indemnitee with respect to matters arising during the period he was in such capacity and (iii) inure to the benefit of the heirs, executors and administrators of such a Person.

         (e) The provisions of this Article XIV (i) are for the benefit of, and may be enforced by, each Indemnitee of the Trust, the same as if set forth in their entirety in a written instrument duly executed and delivered by the Trust and such Indemnitee and (ii) constitute a continuing offer to all present and future Indemnities. The Trust, by its adoption of this Declaration of Trust, (i) acknowledges and agrees that each Indemnitee has relied upon and will continue to rely upon the provisions of this Article XIV in becoming, and serving in any of the capacities that qualify the named defendant or respondent as an Indemnitee, (ii) waives reliance upon, and all notices of acceptance of, such provisions by such Indemnities and (iii) acknowledges and agrees that no present or future Indemnitee shall be prejudiced in his right to enforce the provisions of this Article XIV in accordance with their terms by any act or failure to act on the part of the Trust.

         (f) No amendment, modification or repeal of this Article XIV or any provision of this Article XIV shall in any manner terminate, reduce or impair the right of any past, present or future Indemnities to be indemnified by the Trust, nor the obligation of the Trust to indemnify any such Indemnities, under and in accordance with the provisions of this Article XIV as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may be asserted.

         (g)     If the indemnification provided in this Article XIV is either
(i) insufficient to cover all costs and expenses incurred by any Indemnitee as a result of such Indemnitee being made or threatened to be made a defendant or respondent in a Proceeding by reason of his holding or having held a position that qualifies the named defendant or respondent as an Indemnitee or (ii) not permitted by Texas law, the Trust shall indemnify, to the fullest extent that indemnification is permitted by Texas law, every Indemnitee with respect to all costs and expenses incurred by such Indemnitee as a result of such Indemnitee being made or threatened to be made a defendant or respondent in a Proceeding by reason of his holding or having held a position that qualifies the defendant as an Indemnitee.

         (h) The indemnification provisions contained in this Article XIV may be amended only by the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding Shares.

                                   ARTICLE XV

         No Trust Manager or officer of the Trust shall be liable to the Trust for any act, omission, loss, damage or expense arising from the performance of his duty under the Trust save only for his own willful misfeasance, willful malfeasance or gross negligence. In discharging their duties to the Trust, Trust Managers and officers of the Trust shall be entitled to rely upon experts and other matters as provided in the Texas REIT Act.

                                  ARTICLE XVI

         (a)     (i)      From and after the Initial Public Offering, no
         Person, other than an Excepted Holder, shall Beneficially or Constructively Own Shares in excess of the Aggregate Share Ownership Limit, no Person, other than an Excepted Holder, shall Beneficially or Constructively Own Common Shares in excess of the Common Share Ownership Limit and no Excepted Holder shall Beneficially or Constructively Own Shares in excess of the Excepted Holder Limit for such Excepted Holder.

                 (ii) No Person shall Beneficially or Constructively Own Shares to the extent that such Beneficial or Constructive Ownership of Shares would result in the Trust being "closely held" within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial or Constructive Ownership that would result in the Trust owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Trust from such tenant would cause the Trust to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

                 (iii) Notwithstanding any other provisions contained herein, any Transfer of Shares (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) that, if effective, would result in Shares being Beneficially Owned by less than one hundred (100) Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio and the intended transferee shall acquire no rights in such Shares.

         (b) If any Transfer of Shares (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) occurs which, if effective, would result in any Person Beneficially or Constructively Owning Shares in violation of paragraphs (a)(i) or (ii) of this
Article XVI,

                 (i) then that number of Shares the Beneficial or Constructive Ownership of which otherwise would cause such Person to violate paragraphs (a)(i) or (ii) of this Article XVI, (rounded to the nearest whole Share) shall be automatically, without any further action on the part of any Person, deemed to be Transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such Shares; or

                 (ii) if the Transfer to the Charitable Trust described in paragraph (b)(i) of this Article XVI, would not be effective for any reason to prevent the violation of paragraphs (a)(i) or (ii) of this
         Article XVI, then the Transfer of that number of Shares that otherwise would cause any Person to violate paragraphs (a)(i) or (ii) of this
         Article XVI, shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.

         (c) If the Board or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of paragraph (a) of this Article XVI, or that a Person intends to acquire or has attempted to acquire Beneficial or Constructive Ownership of any Shares in violation of paragraph (a) of this
Article XVI (whether or not such violation is intended), the Board or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Trust to redeem Shares, refusing to give effect to such Transfer on the books of the Trust or instituting Proceedings to enjoin such Transfer or other event; provided, however that any Transfer or attempted Transfer or other event in violation of paragraph (a) of this Article XVI shall automatically result in the Transfer to the Charitable Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board or a committee thereof.

         (d) Any Person who acquires or attempts or intends to acquire Beneficial or Constructive Ownership of Shares that will or may violate paragraph (a) of this Article XVI or any Person who would have owned Shares that resulted in a Transfer to the Charitable Trust pursuant to the provisions of paragraph (b) of this Article XVI, shall immediately give written notice to the Trust of such event, or in the case of such a proposed or attempted transaction, give at least fifteen (15) days prior written notice, and shall provide to the Trust such other information as the Trust may request in order to determine the effect, if any, of such Transfer on the Trust's status as a REIT.

         (e) (i) From and after the Initial Public Offering, every Beneficial or Constructive Owner of more than 5% (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding Shares, within thirty (30) days after the end of each taxable year, shall give written notice to the Trust stating the name and address of such owner, the number of Shares and other Shares Beneficially Owned and a description of the manner in which such Shares are held. Each such owner shall provide to the Trust such additional information as the Trust may request in order to determine the effect, if any, of such Beneficial Ownership on the Trust's status as a REIT and to ensure compliance with the Aggregate Share Ownership Limit; and

                 (ii) each Person who is a Beneficial or Constructive Owner of Shares and each Person (including the shareholder of record) who is holding Shares for a Beneficial or Constructive Owner shall provide to the Trust such information as the Trust may request, in good faith, in order to determine the Trust's status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

         (f) Subject to paragraph (k) of this Article XVI, nothing contained in this Article XVI or Article XVII shall limit the authority of the Board to take such other action as it deems necessary or advisable to protect the Trust and the interests of its shareholders in preserving the Trust's status as a REIT.

         (g) In the case of an ambiguity in the application of any of the provisions of this Article XVI or Article XVII, the Board shall have the power to determine the application of the provisions of this Article XVI or Article XVII with respect to any situation based on the facts known to it. In the event this Article XVI or Article XVII requires an action by the Board and this Declaration of Trust fails to provide specific guidance with respect to such action, the Board shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Article XVI or
Article XVII.

         (h) (A) Subject to paragraph (a)(i) of this Article XVI, the Board in its sole discretion, may exempt a Person from the Aggregate Share Ownership Limit and the Common Share Ownership Limit, as the case may be, and may establish or increase an Excepted Holder Limit for such Person if:

                     (i) the Board obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual's Beneficial or Constructive Ownership of such Shares will violate paragraph (a)(ii) of this Article XVI;

                     (ii) such Person does not and represents that it will not own, actually or Constructively, an interest in a tenant of the Trust (or a tenant of any entity owned or controlled by the Trust) that would cause the Trust to own, actually or Constructively, more than a 9.8% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the Board obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact (for this purpose, a tenant from whom the Trust (or an entity owned or controlled by the Trust) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Board, rent from such tenant would not adversely affect the Trust's ability to qualify as a REIT, shall not be treated as a tenant of the Trust); and

                     (iii) such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in this
                 Article XVI) will result in such Shares being automatically Transferred to a Charitable Trust in accordance with this
                 Article XVI or Article XVII.

                 (B) Prior to granting any exception pursuant to paragraph
         (h)(A) of this Article XVI, the Board may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Trust's status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

                 (C) Subject to paragraph (a)(ii) of this Article XVI, an underwriter which participates in a public offering or a private placement of Shares (or securities convertible into or exchangeable for Shares) may Beneficially or Constructively Own Shares (or securities convertible into or exchangeable for Shares) in excess of the Aggregate Share Ownership Limit, the Common Share Ownership Limit or both such limits, but only to the extent necessary to facilitate such public offering or private placement.

                 (D) The Board may only reduce the Excepted Holder Limit for an Excepted Holder: (i) with the written consent of such Excepted Holder at any time or (ii) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Common Share Ownership Limit.

         (i) The Board may from time to time increase the Common Share Ownership Limit and the Aggregate Share Ownership Limit.

         (j) Each certificate for Shares shall bear substantially the following legend:

                 The Shares represented by this certificate are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose of the Trust's maintenance of its status as a Real Estate Investment Trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code"). Subject to certain further restrictions and except as expressly provided in the Trust's Declaration of Trust, (i) no Person may Beneficially or Constructively Own Common Shares in excess of 9.8% (in value or number of Shares) of the outstanding Common Shares unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person may Beneficially or Constructively Own Shares in excess of 9.8% of the value of the total outstanding Shares, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (iii) no Person may Beneficially or Constructively Own Shares that would result in the Trust being "closely held" under
         Section 856(h) of the Code or otherwise cause the Trust to fail to qualify as a REIT; and (iv) no Person may Transfer Shares if such Transfer would result in Shares being owned by fewer than one hundred
         (100) Persons. Any Person who Beneficially or Constructively Owns or attempts to Beneficially or Constructively Own Shares which cause or will cause a Person to Beneficially or Constructively Own Shares in excess or in violation of the above limitations must immediately notify the Trust. If any of the restrictions on Transfer or ownership are violated, the Shares represented hereby will be automatically Transferred to a Trustee of a Charitable Trust for the benefit of one
         (1) or more Charitable Beneficiaries. In addition, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. All capitalized terms in this legend have the meanings defined in the Trust's Declaration of Trust, as the same may be amended from time to time, a copy of which, including the restrictions on Transfer and ownership, will be furnished to each holder of Shares on request and without charge.

         Instead of the foregoing legend, the certificate may state that the Trust will furnish a full statement about certain restrictions on transferability to a shareholder on request and without charge.

         (k) Nothing in this Article XVI, in Article XVII or elsewhere in this Declaration of Trust shall preclude the settlement of any transaction in securities entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system.

         (l) The affirmative vote of the holders of not less than 80% of all outstanding Shares entitled to vote in the election of Trust Managers, considered for purposes of this Article XVI as one (1) class, shall be required to amend, alter, change, repeal or rescind any provision of this Article XVI or to adopt any provisions inconsistent with this Article XVI.

                                  ARTICLE XVII

         (a) Upon any purported Transfer or other event described in paragraph (b) of Article XVI that would result in a Transfer of Shares to a Charitable Trust, such Shares shall be deemed to have been Transferred to the Trustee as Trustee of a Charitable Trust for the exclusive benefit of one (1) or more Charitable Beneficiaries. Such Transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the Transfer to the Charitable Trust pursuant to paragraph (b) of Article XVI. The Trustee shall be appointed by the Trust and shall be a Person unaffiliated with the Prohibited Owner. Each Charitable Beneficiary shall be designated by the Trust as provided in paragraph (f) of this Article XVII.

         (b) Shares held by the Trustee shall be issued and outstanding Shares of the Trust. The Prohibited Owner shall have no rights in the Shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any Shares held in the Charitable Trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the Shares held in the Charitable Trust.

         (c) The Trustee shall have all voting rights and rights to dividends or other distributions with respect to Shares held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Trust that Shares have been Transferred to the Trustee shall be paid with respect to such Shares to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividends or distributions so paid over to the Trustee shall be held in trust for the benefit of the Charitable Beneficiary for distribution at such times as may be determined by the Trustee. The Prohibited Owner shall have no voting rights with respect to Shares held in the Charitable Trust and, subject to Texas law, effective as of the date that Shares have been Transferred to the Trustee, the Trustee shall have the authority (at the Trustee's sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Trust that Shares have been Transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. Notwithstanding the provisions of this Article XVII, until the Trust has received notification that Shares have been Transferred into a Charitable Trust, the Trust shall be entitled to rely on its Share Transfer and other shareholder records for purposes of preparing lists of shareholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of shareholders.

         (d) Within twenty (20) days of receiving notice from the Trust that Shares have been Transferred to the Charitable Trust, the Trustee of the Charitable Trust shall sell the Shares held in the Charitable Trust to a Person, designated by the Trustee, whose ownership of the Shares will not violate the ownership limitations set forth in paragraph (a) of Article XVI. Upon such sale, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this paragraph (d) of Article XVII. The Prohibited Owner shall receive the lesser of (i) the price paid by the Prohibited Owner for the Shares or, if the Prohibited Owner did not give value for the Shares in connection with the event causing the Shares to be held in the Charitable Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the Shares on the day of the event causing the Shares to be held in the Charitable Trust and (ii) the price per Share (net of costs of sales) received by the Trustee from the sale or other disposition of the Shares held in the Charitable Trust. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Trust that Shares have been Transferred to the Trustee, such Shares are sold by a Prohibited Owner, then (i) such Shares shall be deemed to have been sold on behalf of the Charitable Trust and (ii) to the extent that the Prohibited Owner received an amount for such Shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this paragraph
(d), such excess shall be paid to the Trustee upon demand.

         (e) Shares Transferred to the Trustee shall be deemed to have been offered for sale to the Trust, or its designee, at a price per Share equal to the lesser of (i) the price per Share in the transaction that resulted in such Transfer to the Charitable Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Trust, or its designee, accepts such offer. The Trust shall have the right to accept such offer until the Trustee has sold the Shares held in the Charitable Trust pursuant to paragraph (d) of this Article XVII. Upon such a sale to the Trust, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Trustee shall distribute all net sales proceeds of the sale to the Prohibited Owner.

         (f) By written notice to the Trustee, the Trust shall designate one (1) or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that (i) Shares held in the Charitable Trust would not violate the restrictions set forth in paragraph (a) of Article XVI in the hands of such Charitable Beneficiary and (ii) each such organization must fit within the definition of a Charitable Beneficiary set forth in paragraph (e) of Article XXVI.

         (g) The Trust is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of Article XVI and this
Article XVII.

         (h) No delay or failure on the part of the Trust or the Board in exercising any right hereunder shall operate as a waiver of any right of the Trust or the Board as the case may be, except to the extent specifically waived in writing.

                                 ARTICLE XVIII

         Upon resolution adopted by the Trust Managers, the Trust shall be entitled to purchase, directly or indirectly, its own Shares, provided that following such repurchase the Trust would continue to be able to pay its debts as they become due in the ordinary course of its business.

                                  ARTICLE XIX

         (a) There shall be an annual or a special meeting of the shareholders, to be held on proper notice at such time (after the delivery of the annual report) and convenient location as shall be determined by or in the manner prescribed in the Bylaws, for the election of the Trust Managers, if required, and for the transaction of any other business within the powers of the Trust. Except as otherwise provided in this Declaration of Trust, special meetings of shareholders may be called in the manner provided in the Bylaws and Texas REIT Act. If there are no Trust Managers, the officers of the Trust shall promptly call a special meeting of the shareholders entitled to vote for the election of successor Trust Managers. Any meeting may be adjourned and reconvened as the Trust Managers determine or as provided in the Bylaws.

         (b) Subject to the provisions of any class or series of Shares then outstanding, the shareholders shall be entitled to vote only on the following matters: (i) election of Trust Managers as provided in Article VI and the removal of Trust Managers as provided in Article VI, (ii) amendment or repeal of the Independent Trust Manager provision in Article VI, (iii) amendment of this Declaration of Trust as provided in Article XX (iv) termination of the Trust as provided in Article XXI, (v) merger or consolidation of the Trust, or the sale or disposition of substantially all of the Trust Property, as provided in Article XI and (vi) such other matters with respect to which the Board has adopted a resolution declaring that a proposed action is advisable and directing that the matter be submitted to the shareholders for approval or ratification. Except with respect to the foregoing matters, no action taken by the shareholders at any meeting shall in any way bind the Board.

         (c) Except as may be provided by the Board in setting the terms of any series of Shares pursuant to Article VII or as may otherwise be provided by contract, no holder of Shares shall, as such holder, (i) have any preemptive right to purchase or subscribe for any additional Shares of the Trust or any other security of the Trust which it may issue or sell or (ii) except as expressly required by the Texas REIT Act have any right to require the Trust to pay him the fair value of his Shares in an appraisal or similar Proceeding.

         (d) Except with respect to Articles VI, XI, XX and XXI, notwithstanding any provision of law permitting or requiring any action to be taken or authorized by the affirmative vote of the holders of a greater number of votes, any such action shall be effective and valid if taken or authorized by the affirmative vote of the holders of Shares entitled to cast a majority of all the votes entitled to be cast on the matter.

         (e) The submission of any action to the shareholders for their consideration shall first be approved by the Board.

         (f) The Bylaws may provide that any action required or permitted to be taken by the shareholders may be taken without a meeting by the written consent of the shareholders entitled to cast a sufficient number of votes to approve the matter as required by statute, this Declaration of Trust or the Bylaws, as the case may be.

                                   ARTICLE XX

         This Declaration of Trust may be amended from time to time by the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding Shares entitled to vote on the proposed amendment, except that (i) Article XI (relating to the approval of Business Combinations); (ii) Article XVI (relating to the Aggregate Share Ownership Limit, Common Share Ownership Limit and Excepted Holder Limit) and (iii) this

Article XX may not be amended or repealed, and provisions inconsistent therewith and herewith may not be adopted, except by the affirmative vote of the holders of at least 80% of the outstanding Shares. All rights and powers conferred by this Declaration of Trust on shareholders, Trust Managers and officers are granted subject to the shareholders' reserved right to amend this Declaration of Trust.

                                  ARTICLE XXI

         (a) Subject to the provisions of any class or series of Shares at the time outstanding, the Trust may be terminated at any meeting of shareholders, by the affirmative vote of two-thirds (2/3) of all the votes entitled to be cast on the matter. Upon the termination of the Trust:

                     (i) The Trust shall carry on no business except for the purpose of winding up its affairs.

                     (ii) The Trust Managers shall proceed to wind up the affairs of the Trust and all of the powers of the Trust Managers under this Declaration of Trust shall continue, including the powers to fulfill or discharge the Trust's contracts, collect its assets, sell, convey, assign, exchange, Transfer or otherwise dispose of all or any part of the remaining property of the Trust to one (1) or more Persons at public or private sale for consideration which may consist in whole or in part of cash, securities or other property of any kind, discharge or pay its liabilities and do all other acts appropriate to liquidate its business.

                     (iii) After paying or adequately providing for the payment of all liabilities, and upon receipt of such releases, indemnities and agreements as they deem necessary for their protection, the Trust may distribute the remaining property of the Trust among the shareholders so that after payment in full or the setting apart for payment of such preferential amounts, if any, to which the holders of any Shares at the time outstanding shall be entitled, the remaining property of the Trust shall, subject to any participating or similar rights of Shares at the time outstanding, be distributed ratably among the holders of Common Shares at the time outstanding.

         (b) After termination of the Trust, the liquidation of its business and the distribution to the shareholders as herein provided, a majority of the Trust Managers shall execute and file with the Trust's records a document certifying that the Trust has been duly terminated, and the Trust Managers shall be discharged from all liabilities and duties hereunder, and the rights and interests of all shareholders shall cease.

                                  ARTICLE XXII

         If any provision of this Declaration of Trust or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issue, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court. This Declaration of Trust may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall be deemed to be one and the same instrument.

                                 ARTICLE XXIII

         This Declaration of Trust is executed by the undersigned Trust Managers and delivered in the State of Texas with reference to the laws thereof, and the rights of all parties and the validity, construction and effect of every provision hereof shall be subject to and construed according to the laws of the State of Texas without regard to conflicts of laws provisions thereof.

                                  ARTICLE XXIV

         In this Declaration of Trust, unless the context otherwise requires, words used in the singular or in the plural include both the plural and singular and words denoting any gender include all genders. The title and headings of different parts are inserted for convenience and shall not affect the meaning, construction or effect of this Declaration of Trust. In defining or interpreting the powers and duties of the Trust and its Trust Managers and officers, reference may be made by the Trust Managers or officers, to the extent appropriate and not inconsistent with the Code or the Texas REIT Act.

                                  ARTICLE XXV

         The provisions of this Declaration of Trust shall be subject to all valid and applicable laws, including, without limitation, the Texas REIT Act and the Code as now or hereafter amended, and in the event that any of the provisions of this Declaration of Trust are found to be inconsistent with or contrary to any such valid laws, the latter shall be deemed to control and this Declaration of Trust shall be deemed modified accordingly, and, as so modified, shall continue in full force and effect.

                                  ARTICLE XXVI

         For purposes of this Declaration of Trust, the following terms shall have the following meanings:

         (a) "Aggregate Share Ownership Limit" shall mean not more than 9.8% in value of the aggregate of the outstanding Shares. The value of the outstanding Shares shall be determined by the Board in good faith, which determination shall be conclusive for all purposes.

         (b) "Beneficial Ownership" shall mean ownership of Shares by a Person, whether the interest in Shares is held directly or indirectly, and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

         (c) "Business Combination" shall mean (i) any merger or consolidation, if and to the extent permitted by law, of the Trust or a subsidiary, with or into a Related Person, (ii) any sale, lease, exchange, mortgage, pledge, Transfer or other disposition, of all or any Substantial Part of the assets of the Trust and its subsidiaries (taken as a whole) (including, without limitation, any voting securities of a subsidiary) to or with a Related Person, (iii) the issuance or Transfer by the Trust or a subsidiary of the Trust (other than by way of a pro rata distribution to all shareholders) of any securities of the Trust or a subsidiary of the Trust to a Related Person, (iv) any reclassification of securities (including any reverse Share split) or recapitalization by the Trust, the effect of which would be to increase the voting power (whether or not currently exercisable) of the Related Person, (v) the adoption of any plan or proposal for the liquidation or dissolution of the Trust proposed by or on behalf of a Related Person which involves any Transfer of assets, or any other transaction, in which the Related Person has any direct or indirect interest (except proportionately as a shareholder), (vi) any series or combination of transactions having, directly or indirectly, the same or substantially the same effect as any of the foregoing and (vii) any agreement, contract or other arrangement providing, directly or indirectly, for any of the foregoing.

         (d) "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in the State of Texas or the State of New York are authorized or required by law, regulation or executive order to close.

         (e) "Charitable Beneficiary" shall mean one (1) or more beneficiaries of the Charitable Trust, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

         (f)         "Charitable Trust" shall mean any trust provided for in
Article XVI.

         (g) "Closing Price" on any date shall mean the last sale price for such Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Shares are not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Shares are listed or admitted to trading or, if such Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by Nasdaq or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Shares selected by the Board, in the event that no trading price is available for such Shares, the Fair Market Value of Shares, as determined in good faith by the Board.

         (h) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

         (i) "Common Share Ownership Limit" shall mean not more than 9.8% (in value or in number of Shares, whichever is more restrictive) of the aggregate of the outstanding Common Shares. The number and value of outstanding Common Shares shall be determined by the Board in good faith, which determination shall be conclusive for all purposes.

         (j) "Constructive Ownership" shall mean ownership of Shares by a Person, whether the interest in Shares is held directly or indirectly, and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. Constructive Ownership shall include ownership of convertible securities, which are any securities of the Trust that are convertible into Shares. The terms "Constructive Owner, " "Constructively Owns" and "Constructively Owned" shall have the correlative meanings.

         (k) "Continuing Trust Manager" shall mean (i) any Trust Manager who is not affiliated with a Related Person and who was a Trust Manager immediately prior to the time that the Related Person became a Related Person, and (ii) any other Trust Manager who is not affiliated with the Related Person and is recommended either by a majority of the Persons described in clause (i) hereof or by Persons described in this clause (ii) who are then Trust Managers to succeed a Person described in either the said clause (i) or clause (ii) as a Trust Manager.

         (l) "Declaration of Trust" shall mean this First Amendment to Declaration of Trust as filed for record with the County Clerk of Dallas County, Texas, and any amendments thereto.

         (m) "Excepted Holder" shall mean a shareholder of the Trust for whom an Excepted Holder Limit is created by paragraph (h) of Article XVI or by the Board pursuant to paragraph (h) of Article XVI.

         (n) "Excepted Holder Limit" shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board pursuant to paragraph (h) of Article XVI, and subject to adjustment pursuant to paragraph (h) of Article XVI, the percentage limit established by the Board pursuant to paragraph (h) of Article XVI.

         (o) "Fair Market Value" shall mean (i) in the case of securities, the highest closing sale price during the 30-day period immediately preceding the date in question of such security on the Composite Tape for NYSE-Listed Stocks, or, if such security is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such security is not listed on such Exchange, on the principal United States securities exchange registered under the Exchange Act on which such security is listed, or, if such security is not listed on any such exchange, the highest closing bid quotation with respect to such security during the 30-day period preceding the date in question on the Nasdaq or any system then in use, or if no such quotations are available, the Fair Market Value on the date in question of such security as reasonably determined by an independent appraiser selected by a majority of the Continuing Trust Managers (or, if there are no Continuing Trust Managers, as reasonably determined by Prudential Securities Incorporated) in good faith; and (ii) in the case of property other than cash or stock, the Fair Market Value of such property on the date in question as reasonably determined by an independent appraiser selected by a majority of the Continuing Trust Managers (or, if there are no Continuing Trust Managers, by Prudential Securities Incorporated) in good faith. In each case hereunder in which an independent appraiser is to be selected to determine Fair Market Value, (i) in the event (x) there are no Continuing Trust Managers and (y) Prudential Securities Incorporated is unable or elects not to serve as such appraiser or (ii) in the event there are Continuing Trust Managers that do not select an independent appraiser within ten (10) Business Days of a request for such appointment made by a Related Person, such independent appraiser may be selected by such Related Person.

         (p) "Fair Price" shall mean the highest per-Share price (which, to the extent not paid in cash, shall equal the Fair Market Value of any other consideration paid), with appropriate adjustments for recapitalizations and for Share splits, reverse

Share splits and Share dividends, paid by a Person in acquiring any of its holdings of the Shares.

         (q) "Fair Tender Offer" shall mean a bona fide tender offer for all of the Shares outstanding (and owned by Persons other than a Related Person if the tender offer is made by the Related Person), whether or not such offer is conditional upon any minimum number of Shares being tendered, in which the aggregate amount of cash or the Fair Market Value of any securities or other property to be received by all holders who tender their Shares for each Share so tendered shall be at least equal to the then applicable Fair Price paid by a Related Person or paid by the Person making the tender offer if such Person is not a Related Person. In the event that at the time such tender offer is commenced the terms and conduct thereof are not directly regulated by
Section 14(d) or 13(e) of the Exchange Act and the general rules and regulations promulgated thereunder, then the terms of such tender offer regarding the time such offer is held open and regarding withdrawal rights shall conform in all respects with such terms applicable to tender offers regulated by either of such Sections of the Exchange Act. A Fair Tender Offer shall not be deemed to be "consummated" until Shares are purchased and payment in full has been made for all duly tendered Shares.

         (r) "Indemnitee" shall mean (i) any present or former Trust Manager or officer of the Trust, (ii) any Person who while serving in any of the capacities referred to in clause (i) hereof served at the Trust's request as a Trust Manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another real estate investment trust or foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise and (iii) any Person nominated or designated by (or pursuant to authority granted by) the Trust Managers or any committee thereof to serve in any of the capacities referred to in clauses (i) or (ii) hereof.

         (s) "Initial Public Offering" shall mean the initial sale of Common Shares to the public pursuant to the Trust's first effective registration statement for such Common Shares filed under the Securities Act of 1933, as amended.

         (t) "Market Price" on any day shall mean, with respect to any class or series of outstanding Shares, the closing price for such Shares on such date.

         (u)         "Nasdaq" shall mean the Nasdaq National Market.

         (v)         "NYSE" shall mean the New York Stock Exchange.

         (w) "Official Capacity" shall mean (i) when used with respect to a Trust Manager, the office of Trust Manager of the Trust and (ii) when used with respect to a Person other than a Trust Manager, the elective or appointive office of the Trust held by such Person or the employment or agency relationship undertaken by such Person on behalf of the Trust, but in each case does not include service for any other real estate investment trust or foreign or domestic corporation or any partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise.

         (x) "Other consideration to be received" shall include, without limitation, Shares retained by its existing public shareholders in the event of a Business Combination in which the Trust is the surviving entity.

         (y) "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act and a group to which an Excepted Holder Limit applies.

         (z) "Proceeding" shall mean any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding.

         (aa) "Prohibited Owner" shall mean, with respect to any purported Transfer, any Person who, but for the provisions of Article XVI, would Beneficially or Constructively Own Shares, and if appropriate in the context, shall also mean any Person who would have been the record owner of Shares that the Prohibited Owner would have so owned.

         (ab) "REIT" shall mean a real estate investment trust within the meaning of Section 856 of the Code.

         (ac) "Related Person" shall mean and include any individual, corporation, partnership or other person (as defined in Section 13(d)(3) of the Exchange Act), and the "Affiliates" and "Associates" (as defined in Rule 12b-2 of the Exchange Act) of any such individual, corporation, partnership or other person which individually or together is the "Beneficial Owner" (as defined in Rule 13d-3 of the Exchange Act) in the aggregate of more than 50% of the Shares, other than the Trust or any employee benefit plan(s) sponsored by the Trust.

         (ad) "Shares" shall mean, unless otherwise specified in this Declaration of Trust, the Common Shares and, solely to the extent specifically required by law or as specifically provided in any resolution or resolutions of the Trust Managers providing for the issuance of any particular series of Preferred Shares, to the Preferred Shares.

         (ae) "Substantial Part" shall mean more than 35% of the book value of the total assets of the Trust and its subsidiaries (taken as a whole) as of the end of the quarter ending prior to the time the determination is being made.

         (af) "Transfer" shall mean any issuance, sale, Transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Shares or the right to vote or receive dividends on Shares, including (i) the granting or exercise of any option (or any disposition of any option), (ii) any disposition of any securities or rights convertible into or exchangeable for Shares or any interest in Shares or any exercise of any such conversion or exchange right and
(iii) Transfers of interests in other entities that result in changes in Beneficial or Constructive Ownership of Shares; in each case, whether voluntary or involuntary, whether owned of record, Constructively or Beneficially Owned and whether by operation of law or otherwise. The terms "Transferring" and "Transferred" shall have the correlative meanings.

         (ag) "Treasury Regulations" shall mean the Federal Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

         (ah) "Trust" includes any domestic or foreign predecessor of the Trust in a merger, consolidation or other transaction in which the liabilities of the predecessor are Transferred to the Trust by operation of law and in any other transaction in which the Trust assumes the liabilities of the predecessor but does not specifically exclude liabilities that are the subject of Article XI.

         (ai) "Trust Manager" shall mean any natural Person, who need not be a resident of the State of Texas or a shareholder of the Trust, that controls, operates, disposes, invests, reinvests and manages the Trust estate and, whether included in the foregoing or not, possesses all powers necessary or appropriate to effect any or all of the purposes for which the Trust is organized.

         (aj) "Trustee" shall mean the Person unaffiliated with the Trust and a Prohibited Owner, that is appointed by the Trust to serve as Trustee of the Charitable Trust.




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                                      -31-

         IN WITNESS WHEREOF, the undersigned Trust Managers do hereby execute this Declaration of Trust effective as of the 30th day of January, 1998.

                                        /s/ ROBERT L. ADAIR III
                                        --------------------------------------
                                            Robert L. Adair III

                                        /s/ ROBERT H. LUTZ, JR.
                                        --------------------------------------
                                            Robert H. Lutz, Jr.

                                        /s/ MARK D. GIBSON
                                        --------------------------------------
                                            Mark D. Gibson





                                      -32-